Exhibit 3.1

FLORIDA DEPARTMENT OF STATE

Division of Corporations

February 4, 2013

CACHE, INC.

1440 BROADWAY

5TH FL

NEW YORK, NY 10018US

Re: Document Number 473299

The Articles of Amendment to the Articles of Incorporation for CACHE, INC., a Florida corporation, were filed on February 4, 2013.

The certification requested is enclosed. To be official, the certification for a certified copy must be attached to the original document that was electronically submitted and filed under FAX audit number H13000027022.

Should you have any question regarding this matter, please telephone (850) 245-6050, the Amendment Filing Section.

Thelma Lewis
Document Specialist Supervisor
Division of Corporations	Letter Number: 113A00002695

P.O BOX 6327 — Tallahassee, Florida 32314

I certify the attached is a true and correct copy of the Articles of Amendment, filed on February 4, 2013, to Articles of Incorporation for CACHE, INC., a Florida corporation, as shown by the records of this office

I further certify the document was electronically received under FAX audit number H13000027022. This certificate is issued in accordance with section 15.16, Florida Statutes, and authenticated by the code noted below

The document number of this corporation is 473299.

Authentication Code: 113A00002695-020413-473299                        –1/1

Given under my hand and the Great Seal of the State of Florida, at Tallahassee, the Capital, this the Fourth day of February, 2013

/s/ Ken Detzner
Ken Detzner Secretary of State

ARTICLES OF AMENDMENT

TO

ARTICLES OF INCORPORATION

OF

CACHE, INC.

Pursuant to the provisions of Section 607.1006 of the Florida Business Corporation Act (the “Act”), the undersigned corporation has adopted the following Articles of Amendment to its Articles of Incorporation:

I. The name of the corporation is CACHE, INC. (the “Corporation”).

II. The first sentence of Paragraph (A) of Article III of the Corporation’s Articles of Incorporation is hereby amended and restated in its entirety to read as follows:

A. The maximum number of shares of common stock that this Corporation is authorized to have outstanding at any one time is FORTY MILLION (40,000,000) shares of Common Stock having a par value of One Cent ($0.01) per share.

III. Except as hereby amended, the Articles of Incorporation of the Corporation shall remain the same.

IV. This Amendment to the Articles of Incorporation was duly approved and adopted on July 21, 2009 by the holders of the Corporation’s Common Stock, $0.01 par value per share, the only class of capital stock of the Corporation outstanding and entitled to vote thereon, by a number of votes sufficient for approval pursuant to the Act.

Dated: February 4, 2013

***

CACHE, INC.,
A Florida corporation

By:	/s/ Margaret Feeney
	Name:	Margaret Feeney
	Title:	EVP/CFO